As filed with the Securities and Exchange Commission on July 31, 2015
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	45-2859440
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Marconistraat 16, 3029 AK Rotterdam, The Netherlands
+31(0)1 089 00 400
(Address, Including Zip Code and Telephone Number, of Principal Executive Offices)

2013 Equity Incentive Plan
(Full Title of the Plan)

Maarten van der Sanden Symbid Corp. Marconistraat 16 3029 AK Rotterdam, The Netherlands +31(0)1 089 00 400	Scott Rapfogel, Esq. CKR Law LLP 1330 Avenue of the Americas New York, York 10019 (212) 400-6900
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of the “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.   (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller reporting company ☑
Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $0.001 per share	198,736	$0.30	$56,621	$7

(1)           The shares registered hereunder represent shares of common stock issuable upon vesting of currently outstanding restricted stock units issued under Registrant’s 2013 Equity Incentive Plan as inducement awards to Marc Buurman (9,750 shares), Jeroen Bontje (76,041 shares), Ludwine Dekker (14,250 shares), Rick Buitenman (73,695 shares), Rafael Dohms (10,000 shares) and Pim van Gennip (15,000 shares). . In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement (the “Registration Statement”), also covers an indeterminate number of additional shares of Registrant’s common stock that may be issued in accordance with the provisions of the inducement awards by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported on the OTC Markets on July 28, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Registrant will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Symbid Corp., Marconistraat 16, 3029 AK Rotterdam, The Netherlands, Attention: Maarten van Sanden, telephone number: +31(0)1 089 00 400.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement.

a)           Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b)           All other reports filed by Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K referred to in (a) above.

c)           The description of the common stock, $0.001 par value per share (the “Common Stock”) of the Registrant is contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2015.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interest of Named Experts and Counsel

The validity of the shares of common stock registered in this registration statement has been passed upon for the Registrant by CKR Law LLP, (“CKR”) whose opinion is attached hereto as Exhibit 5.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes NRS 78.75021 (the “Corporation Act”) authorizes us to indemnify our officers and directors subject to the conditions set forth therein.  Our Bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by the State of Nevada against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in civil or criminal, administrative or investigative  proceedings by reason of their serving in such positions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.	Opinion of Counsel, CKR Law LLP
10.1	2013 Equity Incentive Plan of Registrant (1)
10.2	Form of Restricted Stock Unit Agreement
23.1	Consent of Counsel (included in Exhibit 5 hereto)
23.2	Consent of Independent Registered Public Accounting Firm

(1)  Filed with the Securities and Exchange Commission on December 12, 2013, as an exhibit to the Registrant’s Current Report on Form 8-K dated December 6, 2013, which exhibit is incorporated herein by reference.

Item 9. Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rotterdam, The Netherlands on the 31st day of July, 2015.

SYMBID CORP.

By: /s/ Korstiaan Zandvliet
Name:  Korstiaan Zandvliet
Title:  Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicates and on the dates indicated.

Signature	Title	Date

/s/ Korstiaan Zandvliet	Chief Executive Officer, President and Director	July 31, 2015
Korstiaan Zandvliet	(Principal Executive Officer)

/s/ Robin Slakhorst	Secretary and Director	July 31, 2015
Robin Slakhorst

/s/ Maarten van der Sanden	Chief Financial and Accounting Officer	July 31, 2015
Maarten van der Sanden	(Principal Financial and Accounting Officer)

/s/ Hendrik Kasteel	Director	July 31, 2015
Hendrik Kasteel

/s/ Michiel Buitelaar	Director	July 31, 2015
Michiel Buitelaar

/s/ Jerome Koelewijn	Director	July 31, 2015
Jerome Koelewijn

/s/ Vincent Lui	Director	July 31, 2015
Vincent Lui